[KPMG Letterhead]

       2400 First Indiana Plaza
       135 North Pennsylvania Street
       Indianapolis, IN 46204-2452







The Board of Directors
First Indiana Corporation:


We consent to incorporation by reference in the registration statement
(No. 333-68297) on Form S-8 of First Indiana Corporation of our report dated January 18, 2000, relating to the consolidated balance sheets of First Indiana Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of First Indiana Corporation.



/s/  KPMG LLP
     KPMG LLP
     Indianapolis, Indiana
     March 17, 2000





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